Exhibit 1

JOINT FILING AGREEMENT

The undersigned hereby agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned, and any amendments thereto executed by the undersigned shall be filed on behalf of each of the undersigned without the necessity of filing any additional joint filing agreement. The undersigned acknowledge that each is responsible for the timely filing of such statement on Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness or accuracy of the information concerning the others of the undersigned, except to the extent that it knows or has reason to believe that such information is inaccurate or incomplete. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Dated: January 31, 2025

YOSEMITE FUND I, L.P.

for itself and as nominee for

Firefall Fund I, L.P.

By: Yosemite GP I, L.L.C.

Its: General Partner

By:  /s/ Reed Jobs

Name:  Reed Jobs

Title:  Managing Member

YOSEMITE GP FUND I, L.L.C.

By:  /s/ Reed Jobs

Name:  Reed Jobs

Title:  Managing Member

By:  /s/ Reed Jobs

Reed Jobs